Exhibit 5

Opinion of Huff & Gaines Ltd.

December 27, 2004

Wilson Brothers USA, Inc.

1072 U.S. Highway 175

Kaufman, TX 75142

Ladies and Gentlemen:

As special counsel for Wilson Brothers USA, Inc. (the “Company”), we hereby render the following opinion of counsel in connection with the proposed issuance by the Company of up to 1,500,000 shares of its Common Stock, $0.01 par value (the “Shares”), pursuant to the Company’s 2003 Equity Incentive Plan, as amended (the “Plan”). The Shares are the subject of a Registration Statement to be filed by the Company with the Securities and Exchange Commission on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), to which this opinion is to be attached as an exhibit.

We have examined the Amended and Restated Articles of Incorporation and Amended and Restated By-Laws of the Company, the minutes of meetings of the Company’s Board of Directors and its shareholders, other corporate records of the Company, certificates of public officials and other documents and have made such examinations of law as we have deemed relevant for purposes of rendering this opinion. We also have received a certificate of an officer of the Company, dated of even date herewith, relating to the issuance of the Shares pursuant to the Plan.

On the basis of all of the foregoing, it is our opinion that the 1,500,000 shares of Common Stock of the Company that are being registered pursuant to the Registration Statement have been duly authorized, and when issued and duly delivered against payment therefor pursuant to and as described in the Plan as set forth in the Registration Statement and as authorized in the applicable resolutions of the Board of Directors or a Committee thereof, such Shares will be legally issued, fully paid, and non-assessable.

We express no opinion on federal securities law, or the securities laws of any state, nor do we express any opinion on any matter of federal, state or local taxation. We also advise you of the fact that our legal opinions are expressions of professional judgment and are not a guarantee of any result.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement that will be filed with the Securities and Exchange Commission. Such consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under Section 7 of the 1933 Act or the regulations promulgated thereunder pursuant to the 1933 Act.

Sincerely yours,

/s/ Huff & Gaines Ltd. Huff & Gaines Ltd.